EXHIBIT 10.14

October 26, 2009

John Paulsen
Chief Executive Officer
Rotate Black. Inc.
932 Spring Street, Suite 201
Petoskey, MI 49770

Re:     Debt Financing - Private Placement

Dear John:

This letter agreement (this "Agreement") will confirm the arrangements under which CapStone Investments ("CapStone") is retained and authorized to act as exclusive placement agent On a "best efforts" basis for RotateBlack, Inc., an entity formed under the laws of Nevada, and its affiliates and subsidiaries ("ROBK" and the "Company") in connection with the proposed offering by the Company of up to 512,500,000, or such other amount as the Company and CapStone may agree, of equity or equity-related securities or debt obligations "(the "Securities") of the Company (the "Proposed Offering'*). Such Proposed Offering may involve the placement of securities which may be either registered or unregistered under the Securities Act of 1933 and other applicable laws and regulations and will be offered exclusively to accredited investors.

RETENTION

The Company hereby retains CapStone, and CapStone agrees to act, in accordance with the provisions of this paragraph, as its exclusive representative and exclusive placement agent in connection with the Proposed Offering. During the Term of this Agreement (as defined below) or until the consummation of the Proposed Offering, whichever is later, and as long as CapStone is proceeding in good faith with activities in connection with the Proposed Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any placement agent, financial advisor or any other person or entity in connection with the Proposed Offering.

In connection with this engagement, CapStone's services may include, upon the Company's request:

(i)	advising the Company with respect to the structure of the Proposed Offering;

(ii)
assistance in preparation of materials suitable to be provided to potential accredited investors (the "Offering Materials"). Such Offering Materials may include a prospectus, a private offering memorandum or other Company overview/investor presentations, describing the Company, its business, operations, assets and prospects, which Offering Materials shall be owned solely by the Company;

(iii)	identifying and contacting potential accredited investors who may wish to purchase the Securities; and

(iv)	assisting the Company in negotiating the terms of the Proposed Offering with the potential accredited investors.

CapStone acknowledges and agrees that the Company shall retain the sole and exclusive right to accept or reject any proposed sale of Securities and the Company shall not incur any liability to CapStone for such rejection. The Company may terminate the offer and sale of the Securities at any time in its sole discretion.

The Company understands chat CapStone will be acting as the exclusive CapStone of the Company in the offering and sale of the Securities and acknowledges and agrees that, in connection therewith, CapStone will use its "best efforts" to place the Securities. The Company expressly acknowledges and agrees that CapStonc's obligations hereunder are not on a firm commitment basis and that the execution of this Agreement does not constitute a commitment by CapStone to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof. The Company further acknowledges that the final terms of the Proposed. Offering arc subject to the approval of CapStone's commitment committee.

Due Diligence/Disclosure

The Company agrees to provide CapStone with any information which CapStone requests in order to complete its due diligence with respect to the Company or the Proposed Offering described herein. This information shall be furnished in a timely manner and shall be complete and accurate to the best of the Company's knowledge and shall be subject to the provisions of "Additional Terms and Conditions/Information" below. The Company and CapStone agree that, as a condition to CapStone's agreement to act as the Company's placement agent in connection with the Proposed Offering, that the Company's legal counsel will provide CapStone with a customary legal opinion and negative assurances statement in form and substance agreeable to CapStone prior to or simultaneous with any cltising of the Proposed Offering.

FINANCING DOCUMENTATION/CLOSINGS

Depending on the type of financing structure finally agreed to, the Company and/or the invQstor(s) will prepare or have prepared all necessary offering, transaction, and/or loan documents, the execution and fulfillment of which (including, without limitation, a placement agent agreement between the Company and CapStone containing customary representations, warranties, covenants, conditions and indemnities). The financing may close in one or more tranches with such minimum and/or maximum amounts as may be agreed to by the Company and CapStone, and the close of each tranche would be considered a closing of the Proposed Offering.

FEES

The Company shall, upon the execution of this engagement letter, pay Capstone a nonrefundable retainer fee (the "Advance*') in the total amount of TWENTY FIVE THOUSAND DOLLARS (S25,000). TEN THOUSAND DOLLARS (SI0,000) of the Advance is due and payable to Capstone upon execution of this agreement. The remaining FIFTEEN THOUSAND DOLLARS (S15,000) of the Advance is due and payable to Capstone upon Capstone's completion of the Term Sheet for the Proposed Offering. All amounts of the Advance actually received by Capstone will be fully creditable against the total expenses due upon closing of the Proposed Offering to Capstone or against expenses reimbursable to CapStone upon termination of this Agreement or the Proposed, Offering, The Advance shall be paid pursuant to the wire transfer instructions set forth below.

As compensation for the services of CapStone hereunder, the Company shall pay to CapStone the following cash fees pursuant to the following wire transfer instructions:

●
Capstone shall receive a cash fee equal to six percent (6.0%) of the maximum amount of any debt securities, including the face value of any committed line of credit, whether drawn or undrawn, whether or not introduced by Capstone.

All cash fees shall be due and payable at Closing and shall be a condition to closing of the Proposed Offering or any tranche thereof, All cash fees due to CapStone shall be wired lo CapStone pursuant to the wire transfer instructions set forth below.

ABA Routing No.:	122 000 496
Bank:	Union Bank of California
4660 La Jolla Village Drive, Suite 175
San Diego, CA 92122
Account No.:	4760000448
Account Name:	CapStone Investments
Address:	12760 High Bluff Dr., Suite 120
San Diego, CA 92130

In addition to the cash fees set forth above, the Company shall issue the following warrant(s) for common shares to CapStone as additional compensation under the terms of this Agreement;

●
a warrant to purchase common shares of the Company equal to three percent (3.0%) of the number of shares issued pursuant to any equity financing and the maximum credit available, whether drawn or undr&wn, in any debt financing divided by the closing price of the Company's stock price per a reputable information resource (i.e., Bloomberg) on the day the financing is closed from any Capstone Investors. This warrant will (i) have an exercise price equal to the minimum exercise price of any warrants received by investors in such financing or in the absence of any warrant issuance, the closing price for the common stock of the Company on the day of the closing of the financing; and (ii) will have a term of five years from the date of issuance; and (iii) contain a cashless exercise provision.

All shares and warrants shall be issued at any closing and shall be a condition to closing of the Proposed Offering or any tranche thereof. No additional fees are payable to CapStone as a result of the exercise of any of the Warrants.

CapStone reserves the right in its sole discretion to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination anchor suggestion shall be made by FINRA to the effect that Capstone's aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment.

Expenses

The Company shall be responsible for all commercially reasonable fees, charges, expenses and disbursements relating to the Proposed Offering, including, without limitation:

(i)
the commercially reasonable fees and expenses of legal counsel to Capstone in connection with the Proposed Offering, which fees and expenses (other than those incurred in connection with the Company's indemnification of CapStone as provided for herein) shall not exceed £25,000 (it being agreed that upon realization of the structure for the Proposed Offering, CapStone shall obtain a written proposal for counsel services for the Proposed Offering, which proposal shall be shared with the Company);

(ii)	all travel expenses, including without limitation, all air fare, hotel, food, transportation and other expenses incurred in connection with the Proposed Offering;

(iii)
all costs associated with the preparation, printing, filing (including filing fees of the SEC. FINRA or any state securities authority), distribution and mailing of any offering, transaction, or loan documents and any supplement and amendment thereto and all other documents relating to the Proposed Offering and the purchase, sale and delivery of the Securities, including the COSt of all copies thereof;

(iv)	all fees, expenses and disbursements relating to background checks of the Company's officers and directors as reasonably requested by CapStone;

(v)	all of the Company's internal expenses and the fees and expenses of the Company's accountants and the fees and expenses of the Company's legal counsel and other agents and representatives;

(vi)	all costs associated with the issuance, sale, transfer and delivery of the Securities, including any transfer of other taxes payable thereon and the fees of any transfer agent or registrar; and

(vii)
all costs associated with the registration or qualification of the Securities for offer and sale under the securities laws of such states and other jurisdictions as may be required (including, without limitation, all filing and registration fees and disbursements).

Other than legal fees and expenses, any other third party cost or expense incurred by CapStone exceeding five thousand dollars (S5,000) will be submitted in writing to the Company by CapStone for pre-approval, which shall not be unreasonably withheld. It is understood that the total third party cost and expenses incurred by CapStone other than legal fees and expenses are not expected to exceed S25,G00. The Company understands and agrees that any investor may require that its attorneys' fees and expenses also be paid by the Company or from the proceeds of die financing.

Additional Terms and Conditions

Term. CapStone will, on a "best efforts" basis through its registered personnel or through separate registered broker-dealers, seek to arrange for the Proposed Offering wilhin 90 days following the completion and approval of the pricing of the Securities or the completion of the transaction documents for the Proposed Offering (the period beginning on the date of the mutual execution herein and the end of such 90 day period being referred to herein as the "Term"),

At any time during the Term prior to the execution of definitive documentation relating to the Proposed Offering, either the Company or CapStone may at any time terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that regardless of which party elects to terminate, the Company agrees to reimburse Capstone for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in this Agreement and to promptly reimburse CapStone for the fall amount of its actual accountable out-of-pocket expenses incurred to such date (which shall include, but shall not be limited to, all reasonable fees and disbursements of Capstone's counsel, travel, lodging and other "road show" expenses, mailing, printing and reproduction expenses, and any expenses incurred by CapStone in conducting its due diligence, including background checks of the Company's officers and directors), less any Advance and amounts previously paid to CapStone in reimbursement for such expenses.

If a letter of intent or term sheet is signed or funds placed into escrow relating to an offering of securities of the Company during the Term or withm eighteen (18) months of the termination of this Agreement with or by a third party with whom the Company has any discussions as a result of an introduction by CapStone, then Capstone's fee will be due and payable as provided herein.

Escrow. It is agreed and understood that CapStone will require that an escrow agent or investment fund hold the investor proceeds and that the escrow agent or fund manager holding the investor proceeds available for distribution to the Company shall, at closing, wire transfer directly to CapStone and any other placement agent any cash fee due on the funds raised.

Roadshows. In connection with the Proposed Offering, CapStone may plan and arrange one or more "road, show" marketing trips and meetings for the Company's management to meet with prospective investors. The Company shall pay for its own and for CapStone's expenses, including, without limitation, travel and lodging expenses, associated with such trips. In connection with such meetings, and otherwise at all other times, the Company and. its officers, directors and related parties will abide by all rules and regulations of the SEC relating to offerings of securities, including, without limitation, those relating to public statements (i.e., "gun jumping") and disclosures of material non-public information.

No Other Parties in Interest. The Company represents that it is not liable for any finder's fees to third parties in connection with the introduction of the Company to CapStone. The Company further represents and warrants that the entry into this Agreement or any other action of the Company in connection with the Proposed Offering will not violate or give a right to receive payment or other rights under any agreement or understanding between the Company and any other underwriter, placement agent, finder, FINRA member or foreign broker-dealer.

Information. During the course of the Term, the Company agrees to furnish CapStone with such information about the Company as CapStone may commercially reasonably request, including information to be included in any investor presentation or a prospectus, a private offering memorandum* offering circular or other disclosure document ("Company Information"). The Company represents and warrants to CapStone that all Company Information will be accurate and complete in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, in each case at the time such information is furnished. The Company agrees to advise CapStone during the period of the engagement of all developments materially affecting the Company or the accuracy of the Company Information previously furnished to CapStone. The Company acknowledges and confirms that CapStone (i) will rely solely on such information and other information available from generally recognized public sources in performing the services contemplated hereunder, (ii) will not independently verify the accuracy or completeness of such information, (iii) does not assume responsibility for the accuracy or completeness thereof, and (iv) will make appropriate disclaimers consistent with the foregoing and their affiliates may share with each other, any information related to the Company or the Company's affiliates (including information relating to creditworthiness).

Blue Skv Qualification. The Company will, if applicable, endeavor in good faith, in cooperation with CapStone and its counsel, to qualify, to the extent applicable and/or required by applicable law, the sale of the Securities for offer and sale under the applicable securities of such jurisdictions as CapStone may commercially reasonably designate, and the Company will use commercially reasonable efforts to maintain such qualifications in effect for as long as may be required for the distribution of the Securities. In each jurisdiction where the Securities shall have been qualified as above provided, the Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.

Independent Contractor/Indemnification. The Company acknowledges that CapStone will act under this Agreement as an independent contractor to the Company (it being understood and agreed, however, that CapStone shall have no fiduciary or similar duties to the Company). Because CapStone will be acting on the Company's behalf in this capacity, it is CapStonc's practice to receive indemnification. A copy of Capstone's standard indemnification provisions are attached to this Agreement as Exhibit A and are incorporated by reference herein.

Other Services. The Company acknowledges and agrees that CapStone and/or its affiliates may be requested by the Company to provide additional services with respect to the Company or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the Company and CapStone (or any such affiliate). Nothing in this Agreement is intended to obligate or commit CapStone ot any of its affiliates to provide any services or financing other than as set out herein or the Company to engage CapStone to provide services or financing other than as set forth in this Agreement. The Company acknowledges and agrees that CapStone anoVor its affiliates may be retained to perform services to other companies in the Company's sector (including companies that may compete with the Company) and that such retention shall not create a conflict of interest with the Company.

No Shareholder Rights. The Company acknowledges and agrees that CapStone has been retained only by the Company and that the Company's engagement of CapStone is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner pf the Company or CapStone or any other person not a party hereto. Unless otherwise expressly agreed, no person or entity other than the Company is authorized to rely upon (he Company's engagement of CapStone or any statements, advice, opinions, or conduct by CapStone.

Successors and Assigns. This engagement agreement is binding on all successors and assigns, However, it shall not be assigned without the prior written consent of the other party.

Governing Law. This agreement shall be construed in accordance with and enforceable under the laws of the State of California. This Agreement constitutes the entire agreement between the Company and CapStone, and supersedes all other prior agreements and understandings, other written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereof. Any dispute arising from the interpretation, validity or performance of this Agreement or any of its terms and provisions shall be submitted to binding arbitration in Los Angeles, California.

Miscellaneous. This Agreement may be executed in two or more counterparts, including electronically transmitted counterparts, all of which together shall be considered a single instrument. The term "affiliate" as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

RotateB1ack. Inc. October 26, 2009	*Private & Confidential* Page 8

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We arc delighted to accept this engagement and look, forward lo working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a duplicate of this .letter.

Very truly yours.

CapStone Investments

Exhibit A

Indemnification Provisions

Capitalized terms used but not defined on this Exhibit A shall have the meanings ascribed to them in the Agreement to which this exhibit is attached.

In consideration of CapStone's agreement to act on the Company's behalf in connection with the Agreement to which this Exhibit is attached, the Company agrees to indemnify and hold harmless CapStone and its affiliates, and the respective officers, directors, employees, agents and representatives of CapStone, its affiliates and each other person, if any, controlling CapStone or any of its affiliates (CapStone and each such other person and entity being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Agreement, and will reimburse each Indemnified Person for all expenses (including reasonable fees and expenses of counsel) as they are incurred and/or upon request in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Company will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person.

The Company will not, without Capstone's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or nor any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person Seeking indemnification, reimbursement or contribution under these provisions will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph,

If  the indemnification provided for in the first paragraph of these provisions is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only tha relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Company, a? well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person's aggregate contribution to the amount paid or payable exceed the aggregate amount of cash fees actually received by CapStone under the Agreement. Assuming that the Company has fully satisfied the amount of its obligations provided for herein to the Indemnified Persons, and the Indemnified Persons shall have no further liabilities in connection therewith, then the Company may take control of any pending action or litigation in order to reduce the expenses in connection therewith. For the purposes of these indemnification provisions, the relative benefits to us and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its shareholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to CapStone in connection with the Proposed Offering.

Procedure. Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim, the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice (which may be delivered by facsimile transmission, with confirmation of receipt by the receiving party) of such claim for which indemnification is sought (each, a "Claim") to the Company, but no failure to give such notice shall relieve the Company of any liability hereunder (except to the extent we have suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Company in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a "Third Party Claim") against it, such Indemnified Person will give written notice to the Company of the commencement of such Third Party Claim, and shall give the Indemnifying Party such information with respect thereto as the Company may reasonably request, but no failure to give such notice shall relieve the Company of any liability hereunder (except to the extent we have suffered actual, irreversible and material economic prejudice thereby). The Company shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at the Company's cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Company and reasonably acceptable to the Indemnified Person, If the Company satisfies the requirements of these indemnification provisions and desires to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Company shall give written notice (the "Notice") to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Company shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at the Company's reasonable expense (provided that the Company shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and the Company, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Company, (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person's business (including any material impairment of its relationships with customers and suppliers) or (z) or in the reasonable judgment of the Indemnified Person, the Company may not be able to satisfy fully such Third Party Claim. In addition, if the Company fails to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Company acknowledges that it will advance any reasonable retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Company.

If at any time after the Company assumes the defense of a Third Party Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Company never assumed the defense of such claim.

Notwithstanding the foregoing, the Company or the Indemnified Person, as the case may be, shall have the right to participate, at the Company's or its own expense, in the defense of any Third Party Claim that the other party is defending.

If the Company assumes the defense of any Third Party Claim in accordance with the terms hereof, the Company shall have the right, upon 30 calendar days' prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Company shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if; (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person's business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Company fails to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with the Company's consant, which consent shall not be unreasonably withheld, conditioned or delayed.

The provisions of this indemnification provisions shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless Of any termination or the completion of Capstone's services under the Agreement.